EXHIBIT 99.1

ALLEGHANY CORPORATION

1411 Broadway, 34th Floor

New York, NY 10018

LAUREN M. TYLER JOINS ALLEGHANY CORPORATION BOARD OF DIRECTORS

NEW YORK, NY, January 15, 2019 – Alleghany Corporation (NYSE:Y) today announced that its Board of Directors has elected Lauren M. Tyler as a new independent director, increasing the size of the Board from eight to nine directors.

Ms. Tyler is currently Head of Human Resources at J.P. Morgan Chase & Co., Asset & Wealth Management where she oversees a global team that handles all aspects of human resources for more than 25,000 employees. She is a seasoned financial executive with 30 years of experience in private equity, investment banking and finance. At J.P. Morgan, she has held a variety of senior roles since joining, including Global General Auditor and Head of Investor Relations. Prior to J.P. Morgan, Ms. Tyler’s experience includes a senior role at Allen & Company. She holds an M.B.A from Harvard Business School and a B.A. from Yale University.

“We are delighted to have Lauren join the Board of Directors,” said Jefferson W. Kirby, Chairman of Alleghany Corporation. “Lauren brings extensive financial and operational experience, and she is a proven leader who will further strengthen the capabilities of our Board as we continue to focus on growing long-term book value per share.”

About Alleghany Corporation

Alleghany Corporation (NYSE:Y) creates value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc., a leading global reinsurer; RSUI Group, Inc., a national underwriter of property and liability specialty insurance coverages; and CapSpecialty, Inc., an underwriter of commercial property, casualty and surety insurance coverages. Alleghany’s subsidiary Alleghany Capital Corporation engages in and oversees strategic investments and acquisitions.

For more information, please contact:

Kerry Jacobs

Alleghany Corporation

212-508-8141